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                                  EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP


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                          INDEPENDENT AUDITORS' CONSENT

Charter One Financial, Inc.

We consent to the incorporation by reference in Registration Statements No. 33-24070, No. 33-23805, No. 33-54508, and No. 33-61273 of Charter One Financial,
Inc. on forms S-8 of our report dated January 22, 1997 (August 6, 1997 as to Notes 22 and 23, which expresses an unqualified opinion, refers to the report of other auditors on the consolidated financial statements of a company that was merged with Charter One Financial, Inc., includes an explanatory paragraph relating to an adjustment which was applied to restate the 1994 consolidated financial statements to conform the adoption date of a change in accounting principle as a result of a merger accounted for as a pooling of interests and includes an explanatory paragraph relating to the restatement of the consolidated financial statements described in footnote 23, appearing in this Annual Report on Form 10-K/A of Charter One Financial, Inc. for the year ended December 31, 1996.

/s/Deloitte & Touche LLP

Cleveland, OH
August 6, 1997